Exhibit 99.1

Hyperscale Data Subsidiary Sentinum Signs Hosting Agreement to Expand its Bitcoin Mining and Participate in Energy Curtailment Program

LAS VEGAS--(BUSINESS WIRE) – June 10, 2025 – Hyperscale Data, Inc. (NYSE American: GPUS), a diversified holding company (“Hyperscale Data” or the “Company”), today announced that its wholly owned subsidiary Sentinum, Inc. (“Sentinum”), has entered into a Hosting Services Agreement (the “Agreement”) with Montana OP LLC (the “Service Provider”) at its data center in Montana. Under the Agreement, the Service Provider will provide Sentinum with operations and asset management services and access to approximately 20 megawatts of energy capacity and other critical infrastructure to be used for Sentinum’s Bitcoin mining operations.

The Agreement has an initial term of one year with automatic one-year renewals unless either Sentinum or the Service Provider elects to terminate the Agreement 90 days prior to the end of the current term. Sentinum anticipates deploying approximately 6,800 S19j Pro Antminers at the Service Provider’s data center, which are expected to be delivered, installed and in operation by the end of June 2025. The Agreement provides that, during periods of high demand on the utility grid, the Service Provider has the option to curtail the electrical load to the facility and redirect the electrical load to the utility grid. Upon any curtailment, the net profits from such energy sales shall be equally split between Sentinum and the Service Provider.

“We are excited about this new partnership with the Service Provider and are looking forward to capitalizing on the increased price of Bitcoin and the potential revenue from any curtailment that may occur,” said Milton “Todd” Ault, III, Founder and Executive Chairman of Hyperscale Data. “The Sentinum team continues to deliver strong results to the Company and is confident that the deployment of these 6,800 Bitcoin mining machines, which have been dormant, will meaningfully improve its Bitcoin mining operations.”

Plant Director for the site, Robert Goldman echoed this enthusiasm, saying “We’re are excited to partner with Sentinum on this near-term deployment and support their expansion. This agreement underscores the strength of our platform – flexible infrastructure that ensures the best use of megawatt-hours. The Bitcoin mining facility serves as a hedge to the grid: when power prices are high, we can sell power to the grid; when prices are low, we can use that power to cost-effectively produce Bitcoin.”

For more information on Hyperscale Data and its subsidiaries, Hyperscale Data recommends that stockholders, investors and any other interested parties read Hyperscale Data’s public filings and press releases available under the Investor Relations section at hyperscaledata.com or available at www.sec.gov.

About Hyperscale Data, Inc.

Through its wholly owned subsidiary Sentinum. Inc., Hyperscale Data owns and operates a data center at which it mines digital assets and offers colocation and hosting services for the emerging artificial intelligence (“AI”) ecosystems and other industries. Hyperscale Data’s other wholly owned subsidiary, Ault Capital Group, Inc. (“ACG”), is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact.

Hyperscale Data expects to divest itself of ACG on or about December 31, 2025 (the “Divestiture”). Upon the occurrence of the Divestiture, the Company would solely be an owner and operator of data centers to support high-performance computing services, though it may at that time continue to mine Bitcoin. Until the Divestiture occurs, the Company will continue to provide, through ACG and its wholly and majority-owned subsidiaries and strategic investments, mission-critical products that support a diverse range of industries, including an AI software platform, social gaming platform, equipment rental services, defense/aerospace, industrial, automotive, medical/biopharma and hotel operations. In addition, ACG is actively engaged in private credit and structured finance through a licensed lending subsidiary. Hyperscale Data’s headquarters are located at 11411 Southern Highlands Parkway, Suite 190, Las Vegas, NV 89141.

On December 23, 2024, the Company issued one million (1,000,000) shares of a newly designated Series F Exchangeable Preferred Stock (the “Series F Preferred Stock”) to all common stockholders and holders of the Series C Convertible Preferred Stock on an as-converted basis. The Divestiture will occur through the voluntary exchange of the Series F Preferred Stock for shares of Class A Common Stock and Class B Common Stock of ACG (collectively, the “ACG Shares”). The Company reminds its stockholders that only those holders of the Series F Preferred Stock who agree to surrender such shares, and do not properly withdraw such surrender, in the exchange offer through which the Divestiture will occur, will be entitled to receive the ACG Shares and consequently be stockholders of ACG upon the occurrence of the Divestiture.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties.

Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at hyperscaledata.com.

Hyperscale Data Investor Contact:

IR@hyperscaledata.com or 1-888-753-2235